Exhibit 99.1

Atlantic Coastal Acquisition Corp. II Announces Extension of Business Combination Period and Additional Contribution to Trust Account

NEW YORK, N.Y. – October 18, 2023 – Atlantic Coastal Acquisition Corp. II (NASDAQ: ACAB) (the “Company”), a special purpose acquisition corporation, announced that Atlantic Coastal Acquisition Management II LLC, the Company’s initial public offering sponsor (the “Sponsor”), has deposited $80,000 into the Company’s trust account (the “Trust Account) in order to extend the period of time that the Company has to complete a business combination for an additional one (1) month period, from October 19, 2023 to November 19, 2023. In exchange for the Sponsor’s additional contribution to the Trust Account, the Company issued a convertible promissory note to the Sponsor in an aggregate principal amount of $80,000. The purpose of the extension is to provide additional time for the Company to complete a business combination.

About Atlantic Coastal Acquisition Corp.

Atlantic Coastal Acquisition Corp. II (NASDAQ: ACAB) is a special purpose acquisition company. On January 18, 2022, Atlantic Coastal announced the closing of its IPO and listing on Nasdaq. The Atlantic Coastal team is led by Chairman and CEO Shahraab Ahmad, President and Director Burt Jordan, and CSO Director Tony Eisenberg. For more information, please visit www.atlantic-coastal.com.

Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s 10-K filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.